As filed with the Securities and Exchange Commission on February 25, 1998

                                Registration No. ___________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         NEWPORT NEWS SHIPBUILDING INC.
             (Exact name of registrant as specified in its charter)

Delaware                                                       94-1358276
(State or Other             4101 Washington Avenue             (I.R.S. Employer
Jurisdiction of          Newport News, Virginia 23607        Identification No.)
Incorporation or                  (757) 380-2000
Organization)
              (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)
                           -------------------------

                           Stephen B. Clarkson, Esq.
                 Vice President, General Counsel and Secretary
                         Newport News Shipbuilding Inc.
                             4101 Washington Avenue
                          Newport News, Virginia 23607
                       (757)  380-3600  (Name,  address,
              including zip code, and telephone number, including
                        area code, of agent for service)

                                   Copies to:
                          C. Porter Vaughan, III, Esq.
                               Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                         Richmond, Virginia 23219-4074
                                 (804) 788-8200
                           -------------------------

                 Approximate   date  of  commencement  of  the
                       proposed   sale  to  the  public:
                 As soon as practicable after this Registration
                          Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, please check the following box.
[ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of Each Class                                  Proposed Maximum    Proposed Maximum      Amount of
Offering of Securities to           Amount to be     Offering Price      Aggregate Offering   Registration
be Registered                        Registered       Per Share(1)             Price            Fee (1)
-------------------------           ------------     ----------------    ------------------   ------------


Common Stock, $.01 par value(2)    481,531 Shares         $26.47            $12,746,125.57      $3,760.11

------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of $26.47 per share, which was the average of the high and low prices of the Common Stock as quoted on the New York Stock Exchange on February 18, 1998.
(2) Includes Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              P R O S P E C T U S


                                 481,531 Shares
                         Newport News Shipbuilding Inc.

                                  Common Stock


         This Prospectus covers up to 481,531 shares (the "Shares") of common stock (the "Common Stock") of Newport News Shipbuilding Inc., a Delaware
corporation (the "Company" or "Newport News"). All of the Shares being registered are owned by Marine Midland Bank, as trustee for and on behalf of the Continental Maritime Industries, Inc. Employee Stock Ownership Plan and Trust, David H. McQueary, Lee E. Wilson, Carl V. Cull, Jr. and Larry E. Edwards (the "Selling Stockholders"). The Shares may be offered from time to time by the Selling Stockholders in transactions in the over-the-counter market, on the New York Stock Exchange (the "NYSE") or otherwise at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such brokers, dealers or agents may act. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

         The Common Stock is listed on the NYSE under the trading symbol "NNS." The reported closing price on the NYSE on February 23, 1998 was $26 15/16 per share.



     See "Risk Factors" beginning on Page 4 for a discussion of certain risk factors that should be considered in connection with an investment in the Common Stock offered hereby.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ___________, 1998.

                               PROSPECTUS SUMMARY

         The following summary of certain information is qualified in its entirety by, and should be read in connection with, the more detailed and other information and financial statements included elsewhere in this Prospectus. Capitalized terms used but not defined in this Prospectus Summary are defined elsewhere in this Prospectus.

                                  THE COMPANY

         Newport News Shipbuilding Inc. ("Newport News" or the "Company") is the largest non-government-owned shipyard in the United States. Its primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the United States Navy. The Company believes it currently is: (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers, (ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers, and (iii) one of only two shipyards capable of building nuclear-powered submarines.

         Aircraft carrier and submarine construction contracts with the U.S. Navy have generated the majority of the Company's net sales. Overall, the Company's core U.S. Navy business accounted for approximately 90%, 94% and 97% of the Company's revenues for 1997, 1996 and 1995, respectively. Newport News has built nine of the 12 active aircraft carriers in the U.S. fleet, including all eight nuclear-powered aircraft carriers. For the last 36 years, Newport News has been the sole designer and builder of the U.S. Navy's aircraft carriers. Newport News currently holds contracts to build two Nimitz-class nuclear-powered carriers, each representing approximately $2-3 billion in initial contract revenue: the Harry S. Truman, scheduled for delivery in 1998, and the Ronald Reagan, scheduled for delivery in 2002. Based on current U.S. Navy projections, the Company anticipates the award in or before 2002 of a contract for the construction of the last Nimitz-class aircraft carrier for delivery in 2009. Under contract to the Navy, Newport News is currently performing design concept studies for the next generation of aircraft carriers. In addition, Newport News, as one of only two manufacturers of nuclear-powered submarines, has constructed 53 nuclear-powered submarines comprised of seven different classes. Newport News and Electric Boat Corporation ("Electric Boat"), a wholly-owned subsidiary of General Dynamics Corporation, have been designated by federal legislation to build the first four of the next generation of the Navy's new nuclear attack submarines ("NSSN's") commencing in late 1999. At the urging of the Navy, the Company and Electric Boat have entered into a teaming agreement with respect to the NSSN submarine construction program.

         As Newport News has built all the active Nimitz-class aircraft carriers and believes it currently is the only non-government-owned shipyard capable of refueling and overhauling nuclear-powered aircraft carriers, the Company has had the leading share of the refueling and overhaul market for aircraft carriers. A Nimitz-class aircraft carrier must be refueled at approximately the midpoint of its estimated 50-year life. The Navy often commissions a major overhaul of each carrier to coincide with a refueling. It normally takes two years to complete a refueling and overhaul. Currently the Company is working on the overhaul of the USS Theodore Roosevelt (an approximately $200 million contract) and in 1998 will begin the refueling and overhauling of the USS Nimitz (which contract could approximate $1 billion). In addition, the Navy has announced its schedule to begin the refueling of the USS Eisenhower in 2001, the USS Carl Vinson in 2006 and the USS Roosevelt in 2009 at an estimated cost of approximately $1 billion each. Supported by its new Carrier Refueling Complex, the Company believes it is well-positioned to be awarded future refueling contracts, although there can be no assurances as to the number or value of contracts awarded.

         The Company's principal executive offices are located at 4101 Washington Avenue, Newport News, Virginia 23607; telephone: (757) 380-2000.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995:



         This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, the Company's prospects, developments and business strategies for its operations, all of which are subject to risks and uncertainties. These forward-looking statements are identified by their use of such terms and phrases as "intend," "intends," "intended," "goal," "estimate," "estimates," "expect," "expects," "expected," "project,"
"projects,"   "projected,"   "projections," "plans," "anticipate,"
"anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and in many cases are followed by a cross reference to "Risk Factors."

         When a forward-looking statement includes a statement of the assumptions or basis underlying the forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company or its management expresses an expectation or belief to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

         The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include (i) the factors discussed under "Risk Factors" and particularly, in cases where the forward-looking statement is followed by a cross reference to "Risk Factors," the factors discussed in the section or sections under "Risk Factors" that are referred to in the cross reference and
(ii) the following factors: (a) the general political, economic and competitive conditions in the United States and other markets where the Company operates;
(b) initiatives to reduce the federal budget deficit and reductions in defense spending; (c) reductions in the volume of U.S. Navy contracts awarded to the Company; (d) unanticipated events affecting delivery or production schedules and design and manufacturing processes thus impairing the Company's efforts to deliver its products on time or to reduce production costs and cycle time or realize in a timely manner some or all of the benefits of such reductions; (e) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which the Company operates, or securities ratings; (f) employee workforce factors, including issues relating to collective bargaining agreements or work stoppages; and (g) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission (the "Commission").

                                  RISK FACTORS

         Holders should carefully consider the risk factors described below and elsewhere in this Prospectus prior to making a decision to purchase the Common Stock of the Company.

Reliance on Major Customer and Uncertainty of Future Work

Reliance on Major Customer

         The  Company's  business  is  primarily   dependent  upon  the  design,
construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. The Navy accounted for approximately 90% of the Company's net sales for the year ended December 31, 1997. Approximately 85% of the Company's backlog consisted of contracts to build, repair or overhaul nuclear-powered aircraft carriers as of December 31, 1997.

Uncertainty of Future Work

         Although U.S. Government cuts in naval shipbuilding have continued to put pressure on the Company's backlog, the Company was successful in adding approximately $1 billion in new work during 1997. The Company's total backlog, however, decreased from $3.5 billion at December 31, 1996 to $2.9 billion at
December 31, 1997. Because much of the Company's business consists of constructing aircraft carriers, which historically have been purchased by the Navy every four to six years, the Company's backlog has typically declined following each carrier contract, and peaked again when the Navy orders a new aircraft carrier. The continuing effort of the U.S. Government to reduce the federal budget deficit and the restructuring of U.S. Naval forces in the post Cold War environment, however, will affect the level of funding for shipbuilding programs, which can be revised at any time. The Report on the Bottom-Up Review by the U.S. Department of Defense in 1993 stated a need for a fleet of 12 aircraft carriers (down from 15 in 1992), creating demand for a new aircraft carrier every four to six years. The Department of Defense reiterated its intention to maintain 12 carrier battle groups in its May 1997 Report of the Quadrennial Defense Review. Re-evaluation of this need will continue by both the Department of Defense and the Congress. Current Navy plans call for the award of a contract for the construction of a new nuclear-powered aircraft carrier ("CVN-77") beginning in or before 2002 for delivery in 2009. The Navy has not determined whether subsequent aircraft carriers will be nuclear-powered. If there is an eventual shift towards building smaller, non-nuclear-powered aircraft carriers, it is possible that the Company may have to compete with other shipyards in the future to build such aircraft carriers. Furthermore, in response to the need for cheaper alternatives and the proliferation of "smart weapons," it is also possible that future strategy reassessments by the Department of Defense may result in the need for fewer aircraft carriers. The Company is currently performing design concept studies for the next generation of aircraft carriers, which is expected to help the Company in maintaining its role as the Navy's only aircraft carrier builder. For the year ended December 31, 1997, aircraft carrier construction accounted for approximately 47% of the Company's revenues. In addition, aircraft carrier programs and other government projects can be delayed, and such delays typically cause loss of income during the period of delay and retraining costs when work resumes. Any significant reduction in the level of government appropriations for aircraft carrier or other shipbuilding programs, or a significant delay of such appropriations, could have a material adverse effect on the Company's financial condition and results of operations.

         The prospects of U.S. shipyards, including the Company, can be materially affected by their success in securing significant U.S. Navy contract awards. In 1987, the Company was awarded the lead design contract for the Seawolf submarine. However, the collapse of the former Soviet Union Navy has greatly reduced the underwater threat to U.S. and allied vessels. As a result, there was a dramatic cutback in the Seawolf program (to three submarines), and the Company did not construct any Seawolf submarines. Construction of the three Seawolf submarines was awarded to Electric Boat.

         The Company and Electric Boat have been designated by federal legislation to build the first four of the next generation of the Navy's NSSN's commencing in late 1998. The Company and Electric Boat reached an agreement in February 1997 to cooperatively build the four NSSN's included in the President's defense budget, as well as future procurements of NSSN's. The teaming agreement calls for each company to construct certain portions of each submarine, with final assembly, testing, outfitting and delivery alternating between the two yards. Electric Boat will act as the prime contractor and lead design yard under the agreement. Future contract awards (after the fourth ship) under this approach for the construction of NSSN's, if made, may be determined by competitive bidding. The Company estimates that the NSSN program could total up to 30 submarines, although no assurances can be given as to the number of NSSN's that ultimately will be procured and built by the Company, either alone or in cooperation with Electric Boat.

         With a substantial portion of the Company's current firm backlog scheduled for completion in 1998 and 2002, the failure of the Company to receive the contract for the construction of the CVN-77 on a timely basis and other significant naval work could have a material adverse effect on the Company's financial condition and results of operations.

Profit Recognition; Government Contracting

         Similar to other companies principally engaged in long-term construction projects, the Company recognizes profits under the percentage of completion method of accounting, with profit recognition commencing when costs are incurred under the contract, and loss recognition commencing immediately upon identification of such loss without regard to percentage of completion. Because contract profit recognition is dependent upon reliable estimates of the costs to complete the contract, profits recognized upon completion of the contract may be significantly less than anticipated, or the Company may incur a loss with respect to the contract, if it proves necessary to revise cost estimates.

         Moreover, the Company's principal U.S. Government business is currently being performed under fixed price ("FP"), fixed price plus incentive fee ("FPIF"), cost plus incentive fee ("CPIF"), and cost plus fixed fee ("CPFF") contracts. The risk to the Company of not being reimbursed for its costs varies with the type of contract. Under FP contracts, the contractor retains all costs savings on completed contracts but is liable for the full amount of all expenditures in excess of the contract price. FPIF contracts, on the other hand, provide for cost sharing between the U.S. Government and the contractor. The contractor's fee is increased or decreased according to a formula set forth in the contract which generally compares the amount of costs incurred to the contract target cost. The Government is liable for all allowable costs up to a ceiling price. However, the contractor is responsible for all costs incurred in excess of such contract ceiling price. In addition, FPIF contracts generally provide for the U.S. Government to pay escalation based on published indices relating to the shipbuilding industry in order to shift the primary risk of inflation to the Government. Under both CPIF and CPFF contracts, generally the contractor is only required to perform the contract to the extent the government makes funds available. Under the former, the contractor's profit is determined by a contractually specified formula which essentially compares allowable incurred costs to the contract target cost. Under the latter, with few exceptions, the fee is the same without regard to the amount of cost incurred.

         The Company currently constructs aircraft carriers pursuant to FPIF contracts, but it performs work for the U.S. Government under all of the types of contracts described above. For example, most of its contracts for ship design are of the cost type and some of its ship repair contracts are of the fixed price type.

         The costs of performing all such types of contracts include those for labor, material and overhead. Therefore, unanticipated increases in any such costs as well as delays in product delivery, poor workmanship requiring correction, and all other factors which affect the cost of performing contracts, many of which are long term in nature, affect the profitability of most contracts held or anticipated by the Company.

         In certain circumstances, the Company may submit Requests for Equitable Adjustment ("REAs") to the U.S. Navy seeking adjustments to contract prices to compensate the Company when it incurs costs for which it believes the U.S. Government is responsible. For example, in June, 1996, the Company settled REAs relating to U.S. Government initiated changes in the requirements for renovating container "roll-on, roll-off" heavy armored vehicle Sealift transportation ships. As part of the settlement, the Sealift contract was converted from a fixed price incentive contract to a fixed price contract and the contract price was increased. Although the Company pursues REAs and all other contractual disputes vigorously, there is no assurance that the U.S. Navy will resolve the REAs or any of these disputes in a manner favorable to the Company. Under U.S. Government regulations, certain costs, including certain financing costs and marketing expenses, are not allowable contract costs. These costs can be substantial. The Government also regulates the methods by which all costs, including overhead, are allocated to government contracts.

         In cases where there are multiple suppliers, contracts for the construction and conversion of U.S. Navy ships and submarines are subject to competitive bidding. As a safeguard to anti-competitive bidding practices, the U.S. Navy sometimes employs the concept of "cost realism," which requires that each bidder submit information on pricing, estimated costs of completion and anticipated profit margins. The U.S. Navy uses this and other data to determine an estimated cost for each bidder. The U.S. Navy then re-evaluates the bids by using the higher of the bidder's and the U.S. Navy's cost estimates.

         The U.S. Government has the right to suspend or debar a contractor from government contracting for violations of certain statutes or government procurement regulations. See "--Government Claims and Investigations." The U.S. Government may also unilaterally terminate contracts at its convenience with compensation for work completed.

Competition and Regulation

         The Company believes it currently is (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers, (ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers and (iii) one of only two U.S. shipyards capable of building nuclear-powered submarines. However, with respect to the market for U.S. military contracts for other types of vessels, there are principally six major private U.S. shipyards, including the Company, that compete for contracts to construct, overhaul or convert other types of surface combatant vessels. Competition for these vessels is extremely intense. Additionally the Company's products, such as aircraft carriers, submarines and other ships, compete with each other for defense monies.

         The Company is also directly dependent upon allocation of defense monies to the U.S. Navy. In addition to competition from other shipyards, the Company competes for project approval and funding with firms providing other defense products and services, such as tanks and aircraft, to other branches of the armed forces, and with other, non-defense demands on the U.S. budget.

         With respect to the domestic commercial shipbuilding market, currently the Jones Act requires that all vessels transporting products between U.S. ports be constructed by U.S. shipyards. There are approximately 16 private U.S. shipyards that can accommodate the construction of vessels up to 400 feet in length, five of which the Company considers to be its direct competitors for commercial contracts. Although there can be no guarantees, the Company has undertaken major initiatives to reduce its cost structure and cycle times for product development and ship delivery in an effort to develop commercial business. To date the Company has experienced substantial losses in connection with its first major commercial construction contracts. While the percentage of the Company's total business for commercial shipbuilding could increase, the Company is not at present actively pursuing additional commercial shipbuilding contracts. The U.S. Navy has historically been and for the foreseeable future is expected to continue to be the Company's primary customer.

         The Company faces competition in the engineering, planning and design market from other companies which provide lower cost engineering support services and are located closer to the Washington, D.C. area. The Company has established a Carrier Innovation Center for the development of the Navy's next generation of aircraft carriers. The Company believes the Carrier Innovation Center will offset the geographic and cost advantages of its competitors. There can be no assurance, however, that the Company will be the successful bidder on future U.S. Navy engineering work, including new aircraft carrier research and development funding.

Substantial Leverage

         As of December 31, 1997, the Company, on a consolidated basis, had outstanding $578 million of total indebtedness, and stockholders' equity of $275 million, with an additional $128 million available for borrowing under a senior credit facility (the "Senior Credit Facility"), consisting of $125 million for advances and letters of credit and $3 million for standby letters of credit.

         The degree to which the Company is leveraged could have important consequences to holders of the Common Stock including the following: (i) the Company's ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; and (iii) the high degree of leverage may limit the Company's ability to react to changes in the industry, make the Company more vulnerable to economic downturns and limit its ability to withstand competitive pressures.

         The Company's ability to service its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial and business factors, many of which are beyond the Company's control. If the Company cannot generate sufficient cash flow from operations to meet its obligations, then the Company may be required to attempt to restructure or refinance its debt, raise additional capital or take other actions such as selling assets or reducing or delaying capital expenditures. There can be no assurance, however, that any of such actions could be effected on satisfactory terms, if at all, or would be permitted by the terms of the Company's credit and contractual arrangements.

         The Company's credit arrangements contain restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, create liens and make investments and capital expenditures. The Senior Credit Facility requires the Company to comply with certain financial ratios and tests, under which the Company is required to achieve certain financial and operating results. The Company's ability to meet these financial ratios and tests may be affected by events beyond its control, and there can be no assurance that they will be met. In the event of a default under the Senior Credit Facility, the lenders thereunder may terminate their lending commitments and declare the indebtedness immediately due and payable. There can be no assurance that the Company would have sufficient assets to pay indebtedness then outstanding thereunder and under the Company's other credit arrangements.

Government Claims and Investigations

         More than 90% of the Company's sales involve contracts entered into with the U.S. Government. These contracts are subject to possible termination for the convenience of the U.S. Government, to audit and to possible adjustments affecting both cost-type and fixed price type contracts. Like many government contractors, the Company has received audit reports that recommend that certain contract prices be reduced, or costs allocated to government contracts be disallowed, to comply with various government regulations. Some of these audit reports involve substantial amounts. The Company has made adjustments to its contract prices and the costs allocated to government contracts in those cases in which it believes such adjustments are appropriate. In addition, various governmental agencies may at any time be conducting various other investigations or making specific inquiries concerning the Company. The Company is currently engaged in discussions on several cost accounting and other matters the likely resolution of which, management believes, will not have a material adverse effect on the Company's financial position or results of operations.



Collective Bargaining Agreements

         At the end of 1997, the Company had approximately 18,400 workers, of whom approximately 55% were covered by collective bargaining agreements with various unions. The Company has entered into four collective bargaining agreements covering nearly all of the Company's approximately 10,300 hourly employees. The agreement with the United Steelworkers of America covers approximately 9,600 employees and expires April 4, 1999. The agreement with the United Plant Guard Workers of America and its Amalgamated Local No. 451 covers approximately 100 employees and expires February 11, 2001. The other agreements cover appoximately 300 employees and expire by 2001. Although the Company believes that its relationships with these unions are good, there can be no assurance that the Company will not experience labor disruptions associated with the collective bargaining agreements.

Environmental Matters

         The Company is subject to various federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the transportation, storage and disposal of toxic and hazardous wastes. Stringent fines and penalties may be imposed for non-compliance and certain environmental laws impose joint and several "strict liability" for remediation of spills and releases of oil and hazardous substances rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others, including, without limitation, its former parent, or for acts of the Company which are or were in compliance with all applicable laws at the time such acts were performed.

         The nature of shipbuilding operations requires the use of hazardous materials. The Company's shipyard also generates significant quantities of wastewater which it treats before discharging pursuant to various permits. In order to handle these materials, the shipyard has an extensive network of above-ground and underground storage tanks, some of which have leaked and required remediation in the past. In addition, the extensive handling of these materials sometimes results in spills on the shipyard and occasionally in the adjacent James River. The shipyard also has extensive waste handling programs which it maintains and, periodically, must close in accordance with applicable regulations. The cumulative cost of these normal operations are not expected to have a material adverse effect on the Company's financial condition or results of operations.

                                USE OF PROCEEDS

         Proceeds from the sale of the Shares will be received directly by the Selling Stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The Selling Stockholders own the Shares as follows:


                                Amount of Shares                                                            Time Period
                                     Owned                       Position with Continental                 Position Held
          Name                 and to be Offered                 Maritime Industries, Inc.1
--------------------------    ---------------------    -----------------------------------------------     ---------------

Marine Midland Bank(2)               381,296
David H. McQueary                     52,086           Vice President                                      5/90-4/95
                                                       Director and President                              4/95-present
Lee E. Wilson                         16,610           General Counsel                                     8/86-present
                                                       Secretary                                           6/88-present
                                                       Executive Vice President                            4/95-present
                                                       Director                                            4/95-12/97
Carl V. Cull, Jr.                     14,930           Chief Financial Officer                             10/90-present
                                                       Treasurer, Vice President                           4/95-present
                                                       Director                                            4/95-12/97
Larry D. Edwards                      12,757           Vice President                                      10/97-present
Kim M. Zeledon                         3,852           Former Vice President                               4/95-5/97



___________________

         1. The Company acquired Continental Maritime Industries, Inc. on December 18, 1997 (the "Acquisition"). The Selling Stockholders received the Shares pursuant to the Acquisition and were granted registration rights with respect to the shares pursuant to a Registration Agreement dated December 18, 1997 between the Company and the Selling Stockholders (the "Registration Agreement").

         2. Trustee, Continental Maritime Industries, Inc. Employee Stock Ownership Plan and Trust

         The  Shares  are  being  registered   pursuant  to  the  terms  of  the
Registration Agreement. The Company has agreed to bear the expenses in connection with the registration of the Shares and to maintain the effectiveness of the Registration Statement until the Selling Stockholders have sold all of the Shares or have disposed of the Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

                              PLAN OF DISTRIBUTION

         The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may sell their Shares in public transactions from time to time through brokers, dealers or agents or through privately negotiated transactions. The distribution of the Shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions)
(i) in the over-the-counter market, (ii) on the NYSE, (iii) in transactions otherwise than in the over-the-counter market or (iv) through the writing of options on the securities (whether such options are listed on an options exchange or otherwise). Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. If the Selling Stockholders effect such transactions by selling Shares to or through brokers, dealers or agents, such brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to particular brokers, dealers or agents might be in excess of those customary in the types of transactions involved). The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Shares might be deemed to be underwriters and any profit on the sale of Shares by them and any discounts, concessions or commission received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

         At the time a particular offer of Shares is made, a Prospectus Supplement, to the extent required, will be distributed which will set forth the aggregate amount of Shares being offered, the names of the Selling Stockholders, the purchase price, the amount of expenses of the offering and the terms of the offering, including the name or names of any brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M (Rules 100-106), which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders.

         Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

         All of the foregoing may affect the marketability of she Shares and the ability of broker-dealers to engage in market-making activities with respect to the Shares.

                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Stephen B. Clarkson, Esq., Vice President, General Counsel and Secretary of the Company.

                                    EXPERTS

         The audited financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Company's Restated Certificate of Incorporation and Amended and Restated By-laws provide that the Company shall, to the full extent permitted by the law of the State of Delaware, indemnify its directors and officers.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             AVAILABLE INFORMATION

         Newport News is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Newport News may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices:
Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov. Newport News' Common Stock is traded on the NYSE under the symbol "NNS."

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act for the offering of the Securities made by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered pursuant to this Prospectus, refer to the Registration Statement and the exhibits and schedules thereto, all of which may be inspected without charge or copied at the Commission's offices (at the locations described above) and copies of which may be obtained at prescribed rates from the Public Reference Section of the Commission (at the locations described above). Statements made in this Prospectus about the contents of any contract, agreement or document are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement and each such statement is qualified in its entirety by such reference.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents have been filed with the Commission by the Company and are hereby incorporated by reference into this Prospectus: (i) Newport News' Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) Newport News Quarterly Reports on Form 10-Q for the quarters ended March 23, 1997, June 22, 1997 and September 21, 1997, all filed pursuant to
Section 13 or 15(d) of the Exchange Act, (iii) Newport News' Current Reports on Form 8-K dated February 12, 1998, December 22, 1997, December 11, 1997, October 15, 1997, September 19, 1997, April 1, 1997, February 27, 1997 and February 5, 1997, and (iv) the description of Newport News' Common Stock contained in Newport News' Registration Statement on Form S-4, as amended, dated as of January 23, 1997 and filed with the Commission pursuant to Section 12 of the Exchange Act. All other documents filed by Newport News with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such reports and documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Newport News will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Prospectus, other than certain exhibits to such documents. Requests for such copies should be directed to: Investor Relations, Newport News Shipbuilding Inc., 4101 Washington Avenue, Newport News, Virginia 23607 (telephone: (757) 380-2000).

     No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                               TABLE OF CONTENTS

                                                  Page

Prospectus Summary..................................2
The Company.........................................2
Risk Factors........................................4
Use of Proceeds.....................................8
Selling Stockholders................................8
Plan of Distribution................................9
Legal Matters......................................10
Experts............................................10
Disclosure of Commission Position on
  Indemnification for Securities Act Liabilities...10
Available Information..............................10
Incorporation of Certain Information by Reference..10







                         NEWPORT NEWS SHIPBUILDING INC.


                                 481,531 Shares
                                  Common Stock













                                   PROSPECTUS












                             ____________ __, 1998

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
         The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. No portion of such expenses are to be borne by the Selling Stockholders. All expenses other than the SEC registration fee and the NYSE listing fee are estimated.

      SEC registration fee........................................   $3,760.11
                                                                      ---------
      Accounting fees and expenses................................    5,000.00
                                                                      ---------
      Legal fees and expenses.....................................    7,000.00
                                                                      ---------
      Miscellaneous...............................................    1,500.00
                                                                      ---------
           Total..................................................   17,260.11
                                                                      =========

Item 15.  Indemnification of Directors and Officers.
         The Registrant's Restated Certificate of Incorporation and Amended and Restated By-laws provide that the Registrant shall, to the full extent permitted by the law of the State of Delaware, as amended from time to time, indemnify its directors and officers.

         Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Section 102(b) (7) of the GCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         The  Company  maintains   insurance   against   liabilities  under  the
Securities Act for the benefit of its officers and directors.

         Item 16.  Exhibits.


                                          EXHIBIT INDEX
    Exhibit
    Number                                 Description
    _______                                ___________
         4.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-4, dated January 23, 1997 as amended (Registration No. 333-20285).
         4.2 By-laws of the Company, Amended and Restated as of January 30, 1998 (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated February 12, 1998).
         4.3 Specimen Certificate of the Company's Common Stock (incorporated by reference to the Company's Registration Statement on Form 10 dated October 30, 1996, as amended (Registration No. 1-12385).
         4.4 Rights Agreement dated as of December 11, 1996 between the Company and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to the Company's Registration Statement on Form S-8 dated February 27, 1997 (Registration No. 333-22503).
         4.5 Amendment No. 1 to Rights Agreement, dated as of March 25, 1997 (incorporated by reference to the Company's Current Report on Form 8-K, dated April 1, 1997).
         4.6 Amendment No. 2 to Rights Agreement, dated as of October 9, 1997 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 21, 1997).
         5.1 Opinion of Stephen B. Clarkson, Esq. regarding the legality of the securities being registered.
        23.1     Consent of Independent Public Accountants.
        23.2     Consent of Stephen B. Clarkson, Esq. (included in Exhibit 5.1).
        24.1 Power of Attorney (included on the signature page of this Registration Statement).


Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i)      To include any  prospectus  required by
                                    Section  10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of
                                    the Registration Statement   (or  the   most
                                    recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Newport News, Virginia, on February 24, 1998.


                         NEWPORT NEWS SHIPBUILDING INC.



                         By: /s/ William P. Fricks
                           -------------------------
                             William P. Fricks
                             Chairman of the Board, President and Chief
                                  Executive Officer

                               POWER OF ATTORNEY

         Each of the directors and/or officers of Newport News Shipbuilding Inc. whose signature appears below hereby appoints Stephen B. Clarkson, Esq. and David J. Anderson as his attorneys-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Newport News Shipbuilding Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signature                               Title                                  Date
---------                               -----                                  ----

/s/ William P. Fricks
------------------------                Chairman of the Board, President and   February 24, 1998
William P. Fricks                       Chief Executive Officer


/s/ David J. Anderson
------------------------                Senior Vice President and Chief        February 24, 1998
David J. Anderson                       Financial Officer


/s/ Thomas J. Bradburn
------------------------                Vice President-Finance and Corporate   February 25, 1998
Thomas J. Bradburn                      Controller


------------------------                Director                               _______________, 1998
Dr. William R. Harvey

/s/ Stephen R. Wilson
------------------------                Director                               February 25, 1998
Stephen R. Wilson

/s/ Leon A. Edney
------------------------                Director                               February 24, 1998
Leon A. Edney, Admiral (Ret.)

/s/ Dr. Joseph J. Sisco
------------------------                Director                               February 25, 1998
Dr. Joseph J. Sisco

/s/ Gerald L. Baliles
------------------------                Director                               February 24, 1998
Hon. Gerald L. Baliles


------------------------                Director                               _______________, 1998
Dana G. Mead



                                 EXHIBIT INDEX
    Exhibit
    Number                                 Description

         5.1 Opinion of Stephen B. Clarkson, Esq. regarding the legality of the securities being registered.
        23.1     Consent of Independent Public Accountants.
        23.2     Consent of Stephen B. Clarkson, Esq. (included in Exhibit 5.1).
        24.1 Power of Attorney (included on the signature page of this Registration Statement).